Exhibit 99.4
EXHIBIT 12.1
Celanese Corporation and Subsidiaries
Statement of Computation of Ratio of Earnings to Fixed Charges
Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and changes in the fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize in operating results net actuarial gains and losses and the change in fair value of plan assets annually in the fourth quarter of each fiscal year and whenever a plan is required to be remeasured. The remaining components of our net periodic benefit cost are recorded on a quarterly basis. For further discussion, see Note 2 - Summary of Accounting Policies in the consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K. Financial information for prior periods has been retrospectively adjusted.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	As Adjusted
	(In $ millions, except ratios)
Earnings:
Earnings (loss) from continuing operations before tax	321	467	433	105	(114)
Subtract
Equity in net earnings of affiliates	(242)	(192)	(168)	(99)	(172)
Add
Income distributions from equity investments	262	205	138	78	183
Amortization of capitalized interest	2	2	2	2	2
Total fixed charges	247	283	262	268	324
Total earnings as defined before combined fixed charges	590	765	667	354	223
Fixed charges:
Interest expense	185	221	204	207	261
Capitalized interest	7	4	2	2	6
Estimated interest portion of rent expense	55	58	53	49	47
Cumulative preferred stock dividends	—	—	3	10	10
Guaranteed payment to minority shareholders	—	—	—	—	—
Total combined fixed charges	247	283	262	268	324
Ratio of earnings to combined fixed charges	2.4x	2.7x	2.5x	1.3x	0.7x

EX 99.4 - 1